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EX-23   CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

L.L. Bradford & Company, LLC
3441 South Eastern Avenue
Las Vegas, Nevada 89109
(702) 735-5030


Apri1 21, 2004


U.S. Securities and Exchange Commission
Division of Corporation Finance 450
Fifth Street, N. W.
Washington, D.C. 20549

Re:  Everlert, Inc. - Form 10-KSB

Dear Sir/Madame:

We consent to the incorporation by reference of our my independent auditors' report dated April 6, 2004 on the balance sheet as of December 31, 2003, and the related statements of operations, stockholders' deficit and cash flows the years ended December 31, 2003 and 2002, and for the period from February 3, 1998 (date of inception) through December 31, 2003 included in Everlert, Inc.'s Form 10-KSB, into the Company's previously filed registration statements on Form S-8 (File No. 333-102717) and Form S-8 (File No. 333-90610).


/s/ L.L. Bradford & Company, LLC
--------------------------------
L.L. Bradford & Company, LLC
Las Vegas, Nevada